EXHIBIT 4.1

Morgan Stanley Smith Barney LLC

2000 Westchester Avenue

Purchase, New York 10577

June 30, 2017

Morgan Stanley Global Investment Solutions —

Momentum Strategy 2017

c/o The Bank of New York Mellon, as Trustee

BNY Atlantic Terminal

2 Hanson Place, 12th Floor

Brooklyn, New York 11217

Re:	Morgan Stanley Global Investment Solutions — Momentum Strategy 2017

Ladies and Gentlemen:

We have examined the Registration Statement File No. 333-218111 for the above captioned trust.  We hereby consent to the use in the Registration Statement of the references to Morgan Stanley Smith Barney LLC as evaluator.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Sincerely,

MORGAN STANLEY SMITH BARNEY LLC

By	/s/ SCOTT RICHARDSON
Executive Director